Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces 2008 Third Quarter Results

Operating income increases 12.7% to $122.1 million

Financial & Sales Highlights

Third Quarter Ended	September 28, 2008	September 30, 2007	% Change
Total Revenues	$509.0	$490.5	3.8%
Operating Income	$122.1	$108.3	12.7%
Effective Tax Rate	32.5%	35.2%
Net Income	$78.8	$67.4	16.9%
Diluted Earnings Per Share	$0.43	$0.36	20.2%
Fully Diluted Shares	182.7	187.9	(2.8)%

($ in millions except EPS. Fully diluted shares in millions. All numbers rounded.)

Same-Store Sales	Q3 2008	Q3 2007
Canada	3.8%	7.7%
United States	(0.6)%	4.5%

Same-store sales calculation methodology includes restaurants beginning the 13th month after opening.

As of September 28, 2008, 99.5% of system restaurants in Canada and 92.9% of U.S. restaurants were franchised.

Highlights

•	Third quarter systemwide sales(1) increased 7.8%

•	Operating income increased to $122.1 million, up 12.7%

•	49 restaurants opened

•	Board declares quarterly dividend of $0.09 per share

•	1.6 million shares purchased as part of the share repurchase program

OAKVILLE, ONTARIO, (November 7, 2008): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced operating results for the third quarter ended September 28, 2008.

Systemwide sales(1), which include sales from Company-operated and Franchise restaurants, grew 7.8% in the third quarter compared to the third quarter of 2007. Canadian same-store sales increased 3.8% and U.S. same-store sales were down 0.6%. Total revenues rose 3.8% to $509.0 million compared to $490.5 million in the same period last year. Operating income increased 12.7% to $122.1 million compared to $108.3 million last year. Net income was up 16.9% to $78.8 million compared to $67.4 million in the third quarter of 2007. Earnings per diluted share were $0.43, up 20.2% compared to $0.36 in the third quarter of last year.

“Our earnings performance and positive same-store sales growth in Canada demonstrates our brand strength in the face of unprecedented economic and consumer challenges,” said Don Schroeder, President and CEO. “While our brand in the U.S. is less developed and we faced sales and earnings challenges due in large part to the current economic conditions, we delivered strong consolidated performance in the third quarter.”

Consolidated Performance

The Company opened 49 restaurants during the quarter, compared to 40 units in the same period of last year.

During the quarter, promotional programs included Chocolate Brownie and Hazelnut Iced Capp Supremes, Gourmet Cookies and the Bagel B.E.L.T. Various baked goods featured during the quarter included Strawberry Blossom Donut and European Style Pastries. In the U.S., promotional activities also included Iced Coffee and a new Combo program called “Fresh Choice Sides” which included combos of apples, hashbrowns, muffins and donuts as part of a hot breakfast sandwich combo program. In September we also featured Hearty Potato Bacon soup and Italian Wedding soup in the U.S. market.

Total revenues were $509.0 million in the third quarter, up 3.8% compared to $490.5 million in the third quarter of 2007. Sales, consisting primarily of distribution sales, increased 2.0% to $333.6 million compared to $327.0 million during the same period last year. Underlying product demand, excluding the impact of pricing, increased but year-over-year growth comparisons were impacted by specific sales items in 2007 that did not recur including a new uniform program. Total revenues and sales growth were both affected by our continued initiative to convert Company-operated restaurants to an owner-operator model, reducing revenues from Company-operated restaurants. There were 27 net fewer Company-operated restaurants at the end of the quarter versus the prior year, bringing the total number of Company-operated restaurants in the system to 43 compared to 70 in the same period of 2007. Revenues from Company-operated restaurants were down a corresponding 30.4%, or $3.9 million compared to last year, offset in part by sales increases related to restaurants consolidated in accordance with FIN 46R. A total of 98.7% of the systemwide restaurants are now franchised.

Revenues from rents and royalties were up 8.2% in the third quarter to $155.2 million, consistent with systemwide sales growth, compared to $143.4 million in the third quarter last year. Franchise fees were flat at $20.2 million in the quarter compared to $20.1 million last year. Increased openings and franchise renewal fees were mostly offset by lower resales and replacement fees and fewer equipment sales recognized from our U.S. franchise incentive program.

During the third quarter franchise fee costs decreased 2.9% compared to last year. Lower franchise fee costs resulted from fewer resales and replacements with lower associated costs per unit, and lower equipment costs recognized under the U.S. franchise incentive program. These factors were partially offset by higher costs from the increased number of restaurant openings and higher support costs associated with establishing a franchisee’s business.

Cost of sales increased modestly, growing 1.7% in the quarter on a year-over-year basis. Warehouse cost of sales was the primary driver of the increase coupled with an increase in FIN 46R consolidated restaurants. These factors were partially offset by a decrease in Company-operated restaurants. Operating expenses increased 3.8% in the quarter compared to the third quarter of last year. The increase was mainly due to the increased number of restaurant openings and higher variable rent on existing properties due primarily to growth in the Canadian business, offset by the timing of certain expenses incurred in the prior year.

General and administrative costs were $30.0 million in the third quarter, down 2.5% from 2007 costs of $30.8 million. The year-over-year decrease in general and administrative costs was due primarily to a range of factors in the prior year that did not recur, the most significant of which was costs incurred in 2007 for the Company’s franchisee convention.

Equity income was $9.4 million in the third quarter, a decrease of 4.4% compared to the same period of 2007. The Company had slightly higher earnings contributions from both of its largest joint ventures in the third quarter. An asset disposition in the third quarter of 2007 that did not recur reduced equity income on a year-over-year basis.

Operating income was up 12.7% to $122.1 million, compared to $108.3 million in the third quarter of 2007. Higher rents and royalties driven by increased systemwide sales was the most significant contributor to strong operating income growth. Other positive contributing factors included higher other income, higher franchise license renewals and lower general and administrative costs due to some costs in 2007 that did not recur in 2008. These positive factors were partially offset by lower equity income.

Net interest expense was 24.1% higher in the third quarter at $5.3 million, compared to $4.3 million in the same period of 2007. The increase in net interest expense was due primarily to lower interest income as a result of rate reductions and lower cash on hand.

Net income grew 16.9% in the quarter to $78.8 million, compared to $67.4 million in the third quarter of last year. The higher growth was the result primarily of a lower effective tax rate during the quarter of 32.5%, versus 35.2% in the comparable period of 2007. The decrease in effective tax rate was due primarily to a lower Canadian statutory rate in the third quarter as well as items that impacted the effective tax rate in 2007 that did not recur this year.

Diluted earnings per share (EPS) grew 20.2% to $0.43 compared to $0.36 last year in the third quarter. EPS growth was due primarily to higher net income and lower weighted average shares outstanding, which decreased 2.8% to 182.7 million shares due to the Company’s share repurchase program.

Segmented Performance

Same-store sales in the third quarter for the Canadian segment were up 3.8%, most of which was due to previous price increases. The Canadian segment lapped very strong same-store sales growth of 7.7% in the comparable period of 2007.

Segment margins in Canada increased during the quarter primarily due to growth in rents and royalties from systemwide sales growth, higher franchise fee income and higher distribution income. Canadian operating income was $132.9 million, an increase of 11.6% compared to $119.1 million in the third quarter last year. A total of 30 restaurants were opened in Canada, bringing the total to 75 restaurants opened on a year-to-date basis.

Compared to the third quarter of 2007, U.S. same-store sales declined 0.6%, which includes the impact of about 3.2% of previously introduced pricing. The U.S. segment had a loss of $2.1 million in the third quarter. Higher franchisee relief accounted for most of the year-over-year change, more than offsetting the positive impact of the higher number of openings in the quarter.

A total of 19 restaurants were opened in the U.S. this quarter, and 30 units year-to-date. The Company has opened several new restaurants as part of its planned Syracuse expansion and is making substantial progress in opening locations as part of its recently announced agreement with Tops Friendly Markets. Under terms of this agreement, Tim Hortons sites, which will be primarily self-serve units, will be established in about 80 Tops stores in western and central New York, and northern Pennsylvania.

Based on year-to-date same-store sales performance of 1.2%, and continued economic weakness in the U.S., the Company does not expect to meet its 2008 same-store sales target in the U.S. of 2%-4% growth. The Company does expect to exceed the restaurant expansion target of 90-110 locations, with a stronger orientation toward non-standard restaurants in the U.S. and self-serve kiosks consistent with the Tops Friendly Markets agreement.

The Company’s focus on U.S. profitability has resulted in several proactive initiatives including conversion of Company-operated restaurants to the owner-operator model, seeding the brand through less capital intensive means including strategic alliances, and recently introducing product bundles with various value price points. As part of its profitability focus, the Company plans to rationalize some underperforming Company-operated restaurants in southern New England between the end of 2008 and early next year.

“Our brand has experienced tremendous systemwide growth in the U.S. over the past several years. The plan to close underperforming restaurants is consistent with management’s efforts to improve profitability in the U.S. segment. We expect rationalization of underperforming restaurants will ultimately contribute to improved profitability, and improve sales performance at our remaining restaurants nearby,” said Don Schroeder, president and CEO.

The Company’s operating income performance to the end of the third quarter was generally consistent with its annualized expectations for operating income growth of 10% excluding the $3.1 million charge in the second quarter. While rationalization of some underperforming restaurants in southern New England will contribute to future earnings, the 2008 operating income target did not contemplate a charge for closed restaurants that will likely occur in the fourth quarter.

As part of its international platform, the number of Tim Hortons licensed sites in the Republic of Ireland and the United Kingdom has expanded to 261 locations.

Capital Expenditures

The Company invested $46.0 million in capital expenditures in the third quarter, and $112.1 million year-to-date, primarily on its restaurant expansion program and renovations. Due primarily to a higher number of leased restaurants versus owned restaurants and a higher mix of non-standard restaurants, the Company does not expect to spend the targeted 2008 capital expenditure range of $200 million to $250 million.

Corporate Developments

Ronald W. Osborne appointed to Board

The Board has appointed Mr. Ronald W. Osborne as a director of the Company. Mr. Osborne has been the Chairman of the Board of Directors of Sun Life Financial Inc. and Sun Life Assurance since May 2005. Mr. Osborne served as President and Chief Executive Officer and as a director of Ontario Power Generation Inc., and its predecessor company Ontario Hydro. He was formerly President of BCE Inc. and President and Chief Executive Officer of Bell Canada. Mr. Osborne is a director of RioCan Real Estate Investment Trust and Torstar Corporation. He is also a member of the board of governors of the Corporation of Massey Hall and Roy Thomson Hall, a member of the advisory board of Brookfield Power, a director of St. Lawrence Cement Group Inc., and a fellow of the Institute of Chartered Accountants of Ontario.

Share Repurchase Program

The Company spent $49.5 million in the third quarter to repurchase a total of approximately 1.6 million shares as part of its 2007-2008 share repurchase program. In 2008, $149.8 million was spent to purchase 4.5 million shares as part of the program to return value to shareholders. As of October 30, 2008, the Company has completed its 2007-2008 program.

The Company’s Board of Directors has approved a 2009 share repurchase program for up to $200 million, planned to commence during the first quarter 2009. For future years, commencement of the program at the beginning of the year will allow the Company to fully align its annual budgeting and capital allocation process, including capital expenditures, dividends, and share repurchases. Implementation of the 2009 share repurchase program, and the extent of respective purchases under the program, are subject to regulatory compliance and will be at management’s discretion given prevailing market conditions and cost considerations.

Board Declares Dividend Payment of $0.09 per Share

The Board of Directors has declared a quarterly dividend of $0.09 per share payable on December 4th, 2008 to shareholders of record as of November 20th, 2008. The Company’s current dividend policy is to pay a total of 20-25% of prior year, normalized annual net earnings in dividends each year.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare, the Company’s transfer agent. For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on November 26th, 2008 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on December 4th, 2008.

Tim Hortons to Host Conference Call Today at 10:30 a.m. EST

Tim Hortons will host a conference call to discuss its third quarter results beginning at 10:30 a.m. Eastern Standard Time (EST) on Friday, November 7th, 2008. Investors and the public may listen to the conference call by calling 416-641-6712 or 1-800-354-6885 (no access code required), or through simultaneous webcast by visiting the investor relations website at www.timhortons-invest.com, and clicking on the “Events and Presentations” tab. A slide presentation will be available to coincide with the conference call on this site. The conference call will be available for replay on the website for a period of one-year.

(1)

Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 98.7% of our system is franchised as at September 28, 2008. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the third quarter of 2008, systemwide sales growth was up 7.8% compared to the third quarter of 2007. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants. Management believes systemwide sales data is useful and important in assessing the overall health and financial performance of the brand and the Company’s Franchisee base, and ultimately, the financial performance of the Company on a consolidated and segmented basis.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee and donuts, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of September 28, 2008, Tim Hortons had 3,294 systemwide restaurants, including 2,870 in Canada and 424 in the United States. More information about the Company is available at www.timhortons-invest.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	Third Quarter Ended
	September 28, 2008	September 30, 2007	$ Change	% Change
REVENUES
Sales	$333,581	$327,020	$6,561	2.0%
Franchise revenues
Rents and royalties	155,214	143,449	11,765	8.2%
Franchise fees	20,200	20,072	128	0.6%

	175,414	163,521	11,893	7.3%

TOTAL REVENUES	508,995	490,541	18,454	3.8%

COSTS AND EXPENSES
Cost of sales	293,056	288,168	4,888	1.7%
Operating expenses	53,596	51,617	1,979	3.8%
Franchise fee costs	19,840	20,432	(592)	(2.9)%
General & administrative expenses	29,986	30,758	(772)	(2.5)%
Equity (income)	(9,429)	(9,861)	432	(4.4)%
Other (income) expense, net	(126)	1,090	(1,216)	N/M

TOTAL COSTS & EXPENSES, NET	386,923	382,204	4,719	1.2%

OPERATING INCOME	122,072	108,337	13,735	12.7%

Interest (expense)	(6,288)	(6,118)	(170)	2.8%
Interest income	957	1,823	(866)	(47.5)%

INCOME BEFORE INCOME TAXES	116,741	104,042	12,699	12.2%

INCOME TAXES	37,984	36,661	1,323	3.6%

NET INCOME	$78,757	$67,381	$11,376	16.9%

Basic earnings per share of common stock	$0.43	$0.36	$0.07	20.2%

Diluted earnings per share of common stock	$0.43	$0.36	$0.07	20.2%

Basic shares of common stock (in thousands)	182,431	187,684	(5,253)	(2.8)%

Diluted shares of common stock (in thousands)	182,662	187,879	(5,217)	(2.8)%

Dividend per share of common stock	$0.09	$0.07	$0.02

N/M—not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)
	Year-to-Date Ended
	September 28, 2008	September 30, 2007	$ Change	% Change
REVENUES
Sales	$975,960	$913,364	$62,596	6.9%
Franchise revenues
Rents and royalties	444,640	410,803	33,837	8.2%
Franchise fees	59,404	56,239	3,165	5.6%

	504,044	467,042	37,002	7.9%

TOTAL REVENUES	1,480,004	1,380,406	99,598	7.2%

COSTS AND EXPENSES
Cost of sales	858,440	805,419	53,021	6.6%
Operating expenses	158,227	148,881	9,346	6.3%
Franchise fee costs	58,028	53,909	4,119	7.6%
General & administrative expenses	96,996	90,318	6,678	7.4%
Equity (income)	(26,792)	(28,873)	2,081	(7.2)%
Other (income) expense, net	(596)	1,870	(2,466)	N/M

TOTAL COSTS & EXPENSES, NET	1,144,303	1,071,524	72,779	6.8%

OPERATING INCOME	335,701	308,882	26,819	8.7%

Interest (expense)	(18,608)	(17,882)	(726)	4.1%
Interest income	4,020	5,143	(1,123)	(21.8)%

INCOME BEFORE INCOME TAXES	321,113	296,143	24,970	8.4%

INCOME TAXES	105,562	102,262	3,300	3.2%

NET INCOME	$215,551	$193,881	$21,670	11.2%

Basic earnings per share of common stock	$1.17	$1.03	$0.14	13.8%

Diluted earnings per share of common stock	$1.17	$1.02	$0.14	13.8%

Basic shares of common stock (in thousands)	184,735	189,049	(4,314)	(2.3)%

Diluted shares of common stock (in thousands)	185,013	189,319	(4,306)	(2.3)%

Dividend per share of common stock	$0.27	$0.21	$0.06

N/M—not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	September 28, 2008	December 30, 2007
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$67,614	$157,602
Restricted cash and cash equivalents	7,712	37,790
Restricted investments	11,959	—
Accounts receivable, net	118,091	104,889
Notes receivable, net	15,879	10,824
Deferred income taxes	10,680	11,176
Inventories and other, net	60,293	60,281
Advertising fund restricted assets	24,714	20,256

Total current assets	316,942	402,818

Property and equipment, net	1,260,679	1,203,259

Notes receivable, net	16,862	17,415

Deferred income taxes	26,026	23,501

Intangible assets, net	2,740	3,145

Equity investments	132,929	137,177

Other assets	12,745	9,816

Total assets	$1,768,923	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	September 28, 2008	December 30, 2007
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$109,291	$133,412
Accrued liabilities:
Salaries and wages	13,673	17,975
Taxes	17,206	34,522
Other	64,982	95,777
Advertising fund restricted liabilities	43,602	39,475
Current portion of long-term obligations	6,768	6,137

Total current liabilities	255,522	327,298

Long-term liabilities
Term debt	330,737	327,956
Advertising fund restricted debt	8,471	14,351
Capital leases	57,858	52,524
Deferred income taxes	14,716	16,295
Other long-term liabilities	66,050	56,624

Total long-term liabilities	477,832	467,750

Stockholders’ equity
Common stock, (US$0.001 par value per share) Authorized: 1,000,000,000 shares Issued: 193,302,977 shares	289	289
Capital in excess of par value	930,932	931,084
Treasury stock, at cost: 11,246,722 and 6,750,052 shares, respectively	(384,405)	(235,155)
Common stock held in trust, at cost: 439,864 and 421,344 shares, respectively	(15,089)	(14,628)
Retained earnings	624,761	458,958
Accumulated other comprehensive (loss)	(120,919)	(138,465)

Total stockholders’ equity	1,035,569	1,002,083

Total liabilities and stockholders’ equity	$1,768,923	$1,797,131

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	(Unaudited)
	Year-to-Date Ended
	September 28, 2008	September 30, 2007
NET CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES	$244,826	$236,049

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(112,060)	(114,611)
Purchase of restricted investments	(11,959)	—
Principal payments on notes receivable	2,563	5,285
Other investing activities	(8,979)	(2,715)

Net cash used in investing activities	(130,435)	(112,041)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(149,770)	(135,039)
Dividend payments	(49,748)	(39,744)
Purchase of common stock held in trust	(3,842)	(7,202)
Purchase of common stock for settlement of restricted stock units	(226)	(110)
Proceeds from issuance of debt, net of issuance costs	2,068	2,588
Principal payments on other long-term debt obligations	(4,897)	(3,433)

Net cash used in financing activities	(206,415)	(182,940)

Effect of exchange rate changes on cash	2,036	(7,191)

Decrease in cash and cash equivalents	(89,988)	(66,123)
Cash and cash equivalents at beginning of period	157,602	176,083

Cash and cash equivalents at end of period	$67,614	$109,960

Other data:
Depreciation and amortization	$66,811	$62,502

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)
	Third Quarter Ended
	September 28, 2008	% of Total	September 30, 2007	% of Total
REVENUES
Canada	$472,430	92.8%	$453,408	92.4%
U.S.	36,565	7.2%	37,133	7.6%

Total Revenues	$508,995	100.0%	$490,541	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$132,892	101.6%	$119,066	100.2%
U.S.	(2,119)	(1.6)%	(288)	(0.2)%

Reportable Segment Operating Income	130,773	100.0%	118,778	100.0%

Corporate Charges	(8,701)		(10,441)

Consolidated Operating Income	122,072		108,337
Interest, net	(5,331)		(4,295)
Income taxes	(37,984)		(36,661)

Net Income	$78,757		$67,381

	Year-to-date Ended
	September 28, 2008	% of Total	September 30, 2007	% of Total
REVENUES
Canada	$1,369,012	92.5%	$1,267,151	91.8%
U.S.	110,992	7.5%	113,255	8.2%

Total Revenues	$1,480,004	100.0%	$1,380,406	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$369,860	101.4%	$341,719	101.3%
U.S.	(5,188)	(1.4)%	(4,327)	(1.3)%

Reportable Segment Operating Income	364,672	100.0%	337,392	100.0%

Corporate Charges	(28,971)		(28,510)

Consolidated Operating Income	335,701		308,882
Interest, net	(14,588)		(12,739)
Income taxes	(105,562)		(102,262)

Net Income	$215,551		$193,881

	Third Quarter Ended
	September 28, 2008	September 30, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$289,174	$280,015	$9,159	3.3%
Company-operated restaurant sales	8,869	12,741	(3,872)	(30.4)%
Sales from restaurants consolidated under FIN 46R	35,538	34,264	1,274	3.7%

	$333,581	$327,020	$6,561	2.0%

	Year-to-date Ended
	September 28, 2008	September 30, 2007	$ Change	% Change
Sales is comprised of:
Warehouse sales	$841,968	$776,808	$65,160	8.4%
Company-operated restaurant sales	31,610	43,683	(12,073)	(27.6)%
Sales from restaurants consolidated under FIN 46R	102,382	92,873	9,509	10.2%

	$975,960	$913,364	$62,596	6.9%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of September 28, 2008	As of June 29, 2008	Increase/ (Decrease) From Prior Quarter	As of September 30, 2007	Increase/ (Decrease) From Prior Year
Tim Hortons

Canada
Company-operated	13	21	(8)	23	(10)
Franchise	2,857	2,830	27	2,735	122

	2,870	2,851	19	2,758	112

% Franchised	99.5%	99.3%		99.2%

U.S.
Company-operated	30	33	(3)	47	(17)
Franchise	394	373	21	305	89

	424	406	18	352	72

% Franchised	92.9%	91.9%		86.6%

Total Tim Hortons
Company-operated	43	54	(11)	70	(27)
Franchise	3,251	3,203	48	3,040	211

	3,294	3,257	37	3,110	184

% Franchised	98.7%	98.3%		97.7%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closure costs, currency adjustments, real estate sales, minority interest related to the consolidation of restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2008 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance, new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92% of its consolidated revenues, and all of its profit, in 2007. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims, security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners, affiliates, or corporate social responsibility programs.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchise locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, palm oil and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including drive thrus), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of limitations of the IRS ruling under Section 355 in connection with the Company’s separation from Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, employee and/or business data, or if the Company experiences a significant breach of customer, employee or company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development and/or certain equipment utilized in operations; employee claims for employment or labour matters, including wage and hour claims; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.